Exhibit 10.2
FIRST AMENDMENT TO THE
PNM RESOURCES, INC.
LONG-TERM PERFORMANCE CASH PROGRAM

Effective January 1, 2004, PNM Resources, Inc. established the PNM Resources, Inc. Long-Term Performance Cash Program (the “Plan”).  The purpose of this First Amendment is to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986 (the “Code”).  Section 409A of the Code became applicable to the Plan as of January 1, 2005.  The Plan has been and shall continue to be administered in good faith compliance with the requirements of Section 409A from January 1, 2005 through December 31, 2008.
1.           Except as noted below, this First Amendment shall be effective as of January 1, 2009.
2.           The Section of the Plan entitled “Award Payouts” is hereby amended and restated in its entirety to read as follows:

• Award Payouts

After the end of each Performance Period, the Committee will calculate the Company’s TSR performance and will approve Awards, if applicable.  The payment, generally, will be made by March 15 following the end of the applicable Performance Period.  If it is administratively impracticable to make the payment by March 15, the payment will be made as soon as reasonably practical following March 15.  The payments also may be delayed in accordance with regulations issued pursuant to Section 409A of the Internal Revenue Code.  Awards will be issued to Participants in the form of cash.

3.           This First Amendment amends only the provisions of the Plan as noted below, and those provisions not expressly amended shall be considered in full force and effect.  Notwithstanding the foregoing, this First Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this First Amendment.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed as of this 8th day of December, 2008.
PNM RESOURCES, INC.

By:   /s/ Alice A. Cobb
          Its: SVP, Chief Administrative Officer